The BlackRock Income Opportunity Trust Inc.
	Exhibit 77C
811-6443

The Trust held a Special Meeting of Stockholders on July 31, 2002 to vote on three proposals. Shareholders approved all proposals. The results of the voting were as follows:
1.	Proposal to approve a change in BNA's investment
objective
Voted For	Voted Against
	Abstentions
19,156,753	  1,741,554
	   406,071

2.	Proposal to modify BNA's fundamental investment
restriction concerning investment in real estate
Voted For	Voted Against
	Abstentions
19,204,647	  1,679,682
	   420,049

3.	Proposal to modify BNA's fundamental investment
restriction concerning short sales
Voted For	Voted Against
	Abstentions
19,015,003	  1,822,240
	   467,135

For the text of the proposals voted on at the Trust's Special
Meeting of Stockholders held on July 31, 2002, see the definitive form of proxy statement filed with the Securities and Exchange Commission on June 26, 2002 (accession no. 000950136-02-001888) which is hereby incorporated by reference herein.


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395437.01-New York Server 3A		MSW - Draft December 24, 2002 - 12:36 PM